Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	October 12, 2010
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Forecasts 2011 Revenues to Increase to $37 billion with Record Earnings
Johnson Controls, Inc. (NYSE: JCI) announced today that it expects to post solid sales and double-digit earnings improvements in fiscal 2011.
The company is presenting its fiscal 2011 forecast to financial analysts today in New York. Highlights include:
▪	Consolidated net sales of approximately $37 billion, up 9%

▪	Diluted earnings per share of $2.30 - $2.45, up 17 – 25%

▪	Sales and margin improvements in all three of its businesses: Automotive Experience, Power Solutions and Building Efficiency

▪	Increased levels of capital investment to support growth opportunities
From a market perspective, Johnson Controls said it expects moderately higher 2011 automotive production in North America, with flat European production versus 2010. China automotive production is expected to increase in the coming year, though at a slower pace than in 2010. The global Building Efficiency market is forecast to improve in 2011 led by the recovery in the emerging markets, especially China and the Middle East, offsetting softness in mature geographic markets.
Johnson Controls said it is positioned to grow faster than its underlying markets with improved profitability over the long term.
“We are substantially increasing our investments to drive organic growth,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “Higher capital expenditures in 2011 will support the significant growth opportunities in our Power Solutions business and further expansion in all of our businesses in the fast-growing geographic markets. Our balance sheet and cash flows are very strong, allowing us to pursue acquisitions that will provide us with platforms for accelerated growth.”

News Release
At today’s meeting, the company said its Building Efficiency backlog at the end of the fourth quarter of fiscal 2010 increased 10% over the prior year, while orders were up 31%. With the strong backlog and order rate improvements entering 2011, Johnson Controls said it expects its Building Efficiency business revenues to be 8% – 10% higher in the coming year. The company expects higher demand in emerging markets and Global Workplace Solutions as well as in its energy efficiency and sustainability (greenhouse gas reduction) offerings. A moderate recovery is forecasted for technical services in non-residential buildings. The company’s residential HVAC business is expected to increase at a double-digit pace for the second consecutive year.
Building Efficiency segment margins are expected to increase to 5.6% – 5.8% led by the growth in emerging markets and continued improvements in its residential business. The higher margins will be partially offset by investments in growth opportunities including an expansion in its sales force and the establishment of dedicated energy solutions resources in Europe and Asia.
Johnson Controls said it expects approximately 5% revenue growth by its Automotive Experience business, reflecting the impact of new seating and interiors program launches in addition to the slightly higher production volumes. Much of the new business launching in 2011 is in China where the company operates primarily through unconsolidated joint ventures. The impact of the higher volumes in China, therefore, are not included in the company’s 2011 revenue growth forecast.
The company noted that it continues to improve its global market share, reporting that its backlog of net new business grew 60%, to $4.0 billion, for 2011 – 2013. Segment margins are expected to improve to 4.5% – 4.7% in 2011. The higher margin expectations are the result of the company’s cost improvement initiatives and the improved level of profitability on new business awards.
Power Solutions revenues are expected to increase 10% – 15% due to volume growth across all regions resulting from market share gains and growth in emerging markets. The forecast segment margin of 13.4% – 13.6% reflects manufacturing process efficiencies, the benefits of vertical integration for the recycling of lead and the expansion of local production capacity in China.
Johnson Controls is forecasting an increase in 2011 capital investments to approximately $1.2 billion to support its organic growth opportunities. The higher capital expenditures will be focused on increased manufacturing capacity for SLI and AGM battery manufacturing capacity and expansion of the company’s capabilities in the emerging markets. The increased investments will also support the increased level of Automotive Experience new business awards as well as vertical integration and information technology initiatives.

News Release
Today the company also provided profitability forecasts for each of its businesses. Automotive Experience margins are expected to increase by 40 – 60 basis points per year over the mid-term due to the improvements in its cost structure and the positive impact of new business quoting disciplines. For Building Efficiency, the annual margin improvement over the mid-term is forecast to be approximately 50 basis points as its markets recover. Power Solutions margins are expected to increase approximately 100 basis points annually over the mid-term due to the benefits of vertical integration, manufacturing improvements and the increasing mix of higher margin AGM batteries.
“We are well-positioned to outpace the growth of our underlying markets,” Mr. Roell said. “We remain focused on the execution of our growth strategies and improving our cost structure, which we believe will enable us to gain market share across our businesses. With our strong financial position, we plan to take advantage of new growth opportunities to strengthen the company’s leadership positions across multiple markets and geographic regions. We are confident that 2011 will be a year of strong profitable growth for Johnson Controls.”
The Strategic Review and 2011 Outlook Meeting begins at 8:30 a.m. Eastern time today. A webcast of the event and presentation materials are available at http://www.johnsoncontrols.com.
NOTE: Johnson Controls will release its fiscal 2010 fourth quarter earnings on October 26, 2010.
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Johnson Controls is a global diversified technology and industrial leader serving customers in over 150 countries. Our 130,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful.
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Johnson Controls, Inc. will make forward-looking statements in this presentation pertaining to its financial results for fiscal 2010, fiscal 2011 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 24, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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